Exhibit 10.21

EPOCRATES, INC.

November 7, 2011

Joe Kleine

12 Norwood Lane

Westport, CT 06880

Re:                     Separation & Release Agreement

Dear Joe:

This letter agreement (this “Agreement”) will confirm our understanding with regard to your termination of employment with Epocrates, Inc. (the “Company”).

1.      Separation. Your last day of work with the Company and your employment termination date is November 30, 2011 (the “Separation Date”). Effective as of the Separation Date, you hereby resign all titles and offices you may hold with the Company.

2.      Severance. Subject to your compliance with Section 6 and the terms of your Employment Agreement dated January 26, 2001, as amended, you shall be entitled to the following: (i) continuation of your current base salary ($280,000.00 per annum) in accordance with the Company’s regular payroll practices for the 6-month period commencing on your Separation Date (total cash payments of $140,000.00), and (ii) the Company shall pay on your behalf to the appropriate carrier during the 6-month period commencing on your Separation Date 100% of the premiums for continuation of your healthcare coverage pursuant to COBRA, it being understood and agreed you shall be required to elect COBRA continuation coverage. Payments made pursuant to this Section 2 shall fully discharge any obligation of the Company to provide you severance or termination pay and shall be in lieu of any payment to which you would be entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company.

3.      Accrued Compensation and Other Compensation or Benefits. Promptly after the Separation Date, you will be paid for your accrued but unpaid base salary through your Separation Date. You will be reimbursed in accordance with Company policy for any expenses that you incurred in the course of performing your duties for the Company prior to the Separation Date; any request for reimbursement for such expenses must be submitted within thirty (30) days of the Separation Date. You will remain entitled to any benefits to which you would otherwise be entitled under the terms and conditions of the Company’s 401(k) Plan. You acknowledge and agree that other than as set forth in Section 2 and this Section 3, you will not receive any additional compensation, severance or other benefits after the Separation Date.

4.      Equity Awards. Vesting of your outstanding stock options (the “Options”), will cease on the Separation Date, and your unvested Options shall terminate as of that date. Your

Options, including your rights to exercise any vested Options, are governed by the terms of your operative agreements with the Company and the applicable equity plan(s).

5.      Return of Company Property. You agree to return to the Company within ten business days of your ceasing to provide any services to Company all documents (and all copies thereof) and other property of or pertaining to the Company that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, telephones, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information or trade secrets of the Company (and all reproductions thereof in whole or in part). You also agree to erase any such proprietary or confidential information of the Company contained in any electronic document or e-mail system in your possession, custody or control. Nothing in this Section 5 shall prohibit you from retaining publicly available documents or benefit or equity plans in which you have participated and documents relating to your compensation and to your indemnification rights.

6.      Restrictive Covenants. You reaffirm, and agree to comply with, all of your obligations set forth in your Employment Agreement and agree that such obligations shall remain in full force and effect and such paragraphs are incorporated by reference as if restated herein. You acknowledge and agree that during the Severance Period, you shall not, directly or indirectly: (i) engage in any Competitive Business anywhere in the world (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 5% of the outstanding stock of a publicly-held company); (ii) solicit, induce or aid others to solicit or induce any employees or consultants of Company (collectively, “Company Employees”) to terminate their employment or consulting services with Company; or (iii) contact or otherwise communicate with any customers of Company engaged in a Competitive Business for purposes of reducing the nature or amount of business that such customers conduct with Company. You acknowledge and agree that the compensation and/or benefits set forth in Section 2 and in Section 3 of this Agreement is sufficient consideration for you non-solicitation and non-compete provisions contained herein. For purposes of this Agreement, “Competitive Business” shall mean any the following entities, including their affiliates: WebMD Health Corp., Practice Fusion, Quantia, WorldOne, Physicians Interactive and Doximity.

7.      Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.

8.      Release of Claims.

(a)           Claims Released. In consideration for, and as a condition to receiving the benefits described in Section 2 and Section 3 to which you are not otherwise entitled, you, for yourself and your representatives, attorneys, heirs, executors, successors and assigns (collectively, the “Releasing Parties”) hereby completely, conclusively, absolutely, unconditionally and irrevocably release Company and each of their respective affiliates, directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown liquidated or unliquidated, fixed or contingent, asserted or unasserted, mature or unmatured, foreseen or unforeseen, or otherwise, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. Each Released Party is an intended third-party beneficiary, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Party hereunder. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or any other federal, state or local civil or human rights law, or any other local, state, or federal law, regulation or ordinance. Each Releasing Party acknowledges that he, she or it may discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of the releases granted herein, but acknowledge that it is his, her or its intention to fully, finally and forever settle, release and discharge any and all claims hereby known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts. The Releasing Parties do hereby covenant and agree not to maintain or cause to be maintained against any Released Party any suit, arbitration or action in any arbitration tribunal or in any court or administrative body of the United States or in any state thereof or elsewhere with respect to any matter embraced within this General Release (such covenant and agreement being referred to herein as, the “Covenant Not to Sue”).

(b)           Exceptions. Excluded from this release are (i) any claims that cannot be waived by law in a private agreement between employer and employee, (ii) any rights or claims you have under this Agreement for payments and benefits provided under or in accordance with the terms of this Agreement, and (iii) any rights or claims you may have to indemnity for actions taken within the scope of your employment with the Company. You waive, however, any right to any monetary recovery or other relief should the Equal Employment Opportunity Commission or any other agency pursue a claim on your behalf.

(c)           No Admission. It is understood and agreed that this is a compromise settlement of a disputed claim or claims and that neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by any Released Party.

9.      Representations. You acknowledge and represent that you have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party that constitutes a tort under applicable law or violates an applicable federal, state or local statute. You also acknowledge and represent that you did not and do not have any rights under nor have you been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.

10.    Time to Consider; Effectiveness. By signing this Agreement, you hereby acknowledge that: (a) your waiver and release specified in Section 8 hereof do not apply to any rights or claims that may arise after the date you sign this Agreement or with respect to your rights hereunder; (b) you have the right to consult with an attorney prior to signing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to sign it earlier); (d) you have seven (7) days after you sign this Agreement to revoke it; and (e) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company’s Chief Executive Officer by such date. To revoke your signature, you must notify the Company in writing within seven days of the date you signed this Agreement. Such notice must be delivered by 5:00 p.m. of the seventh day and addressed to the Chief Executive Officer of the Company. In the event that you do not sign this Agreement or if you revoke your signature, you will not be entitled to the payments and benefits described in Section 2.

11.    Tax Matters.

(a)           Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)           Section 409A Compliance.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)           To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12.    Miscellaneous. This Agreement and your Employment Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, provided, however, that you may not assign your rights or obligations hereunder. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. In the event of a breach or threatened breach of any provision of this Agreement, you agree that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. This Agreement shall be governed by the laws of the State of New Jersey.

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IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW AND RETURN THE ORIGINAL TO THE COMPANY’S CHIEF EXECUTIVE OFFICER AT THE ADDRESS SET FORTH ABOVE.

I wish you good luck in your future endeavors.

Sincerely,

EPOCRATES, INC.

By:	/s/ Matt Kaminer

Name:	Matt Kaminer

Title:	General Counsel

AGREED AND VOLUNTARILY EXECUTED:

/s/ Joe Kleine
Joe Kleine

Dated:	11/8/11